Exhibit 5.1

7800 Rancharrah Parkway
Reno, NV  89511

PH (775) 788-2200 | FX (775) 786-1177

fennemorecraig.com

September 27, 2021

Kintara Therapeutics, Inc.

12707 High Bluff Dr., Suite 200

San Diego, CA 92130

Re:	Report on Form 8-K for Kintara Therapeutics, Inc.

Ladies and Gentlemen:

We are acting as special Nevada counsel to Kintara Therapeutics, Inc., a Nevada corporation (the “Company”), in connection with the filing of a report on Form 8-K with respect to the sale by the Company of (i) 7,200,000 shares (the “Shares”) of the Company’s common stock, $0.001 par value per share (“Common Stock”), (ii) pre-funded warrants (the “Pre-Funded Warrants”) to purchase 4,800,000 shares of Common Stock (the “Pre-Funded Warrant Shares”) and (iii) investor warrants (the “Investor Warrants”) to purchase 12,000,000 shares of Common Stock in a registered direct offering (the “Investor Warrant Shares”) pursuant to the terms of the Securities Purchase Agreement, as hereinafter defined, and (iv) 600,000 of Common Stock (the “Placement Warrant Shares” and collectively with the Pre-Funded Warrant Shares and the Investor Warrant Shares, the “Warrant Shares”) issuable upon exercise of placement agent warrants (the “Placement Agent Warrants” and collectively with the Investor Warrants and the Pre-Funded Warrants, the “Warrants”) to be issued to H.C. Wainwright & Co., LLC pursuant to the Engagement Letter, as defined below. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Securities Purchase Agreement.

For the purpose of rendering this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true copies, of such records, documents, instruments and certificates as, in our judgment, are necessary or appropriate to enable us to render the opinions set forth below, including, but not limited to, the following:

A.The Securities Purchase Agreement dated September 23, 2021 between the Company and the Purchasers named therein (the “Securities Purchase Agreement”);

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B.The Engagement Letter dated September 10, 2021 between H.C. Wainwright & Co., LLC and the Company (the “Engagement Letter”);

C.The Warrants;

D.The Articles of Incorporation and Bylaws of the Company, each as amended to date (collectively, the “Governing Documents”); and

E.Such corporate records and proceedings, minutes, consents, actions and resolutions of the board of directors as we have deemed necessary as a basis for the opinions expressed below.

We have made such legal and factual examinations and inquiries as we have deemed necessary or appropriate for the purposes of this opinion.  We have also obtained from officers and agents of the Company and from public officials, and have relied upon, such certificates, representations and assurances as we have deemed necessary and appropriate for the purpose of rendering this opinion.

Without limiting the generality of the foregoing, in our examination, we have, with your permission, assumed without independent verification, that (i) all documents submitted to us as originals are authentic, the signatures on all documents that we examined are genuine, and all documents submitted to us as certified, conformed, photostatic, electronic or facsimile copies conform to the original document; and (ii) all corporate records made available to us by the Company and all public records we have reviewed are accurate and complete.  We note that the Company has reserved, and assume it will continue to maintain reserved, a sufficient number of shares of its duly authorized, but unissued, shares of the Company’s Common Stock as is necessary to provide for the issuance of the Shares and the Warrant Shares.

Nothing herein shall be deemed an opinion as to the laws of any jurisdiction other than the state of Nevada.  We express no opinion concerning any securities law or rule.

Based on the foregoing, and in reliance thereon, we are of the opinion that:

1. The Shares, the Warrants, and the Warrant Shares have been duly authorized by the Company for issuance and sale to the Purchasers in accordance with the Securities Purchase Agreement.

2. When issued and delivered to the Purchasers by the Company in accordance with the Securities Purchase Agreement against payment by the Purchasers of the consideration set forth in the Purchase Agreement, the Warrants, the Pre-Funded Warrants and the Investor Warrants will be validly issued, and the Shares and, upon exercise in accordance with the terms of the Pre-Funded Warrants and the Investor Warrants, including payment of the exercise price therefor, if

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any, the Pre-Funded Warrant Shares and the Investor Warrant Shares, will be validly issued, fully paid and non-assessable.

3. When delivered in accordance with the terms of the Engagement Letter, the Placement Agent Warrants will be validly issued, and the Placement Agent Shares, upon exercise in accordance with the terms of the Placement Agent Warrants, including payment of the exercise price therefor, if any, the Placement Agent Shares will be validly issued, fully paid and non-assessable.

This opinion is issued in the State of Nevada.  By issuing this opinion, Fennemore Craig, P.C. (i) shall not be deemed to be transacting business in any other state or jurisdiction other than the State of Nevada and (ii) does not consent to the jurisdiction of any state other than the State of Nevada.  Any claim or cause of action arising out of the opinions expressed herein must be brought in the State of Nevada.  Your acceptance of this opinion shall constitute your agreement to the foregoing.

We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading “Legal Matters.”  We further consent to the incorporation by reference of this opinion and consent in any registration statement filed pursuant to Rule 462(b) under the Act with respect to the Securities.  In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Commission promulgated thereunder, or Item 509 of Regulation S-K.  This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein.  Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Securities.

Very truly yours,

/s/ Fennemore Craig, P.C.

Fennemore Craig, P.C.

CDOL

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